UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM 8-K


                               CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


                       Date of Report: April 12, 1996
                      (date of earliest event reported)


                  NATIONAL WESTERN LIFE INSURANCE COMPANY
           (Exact Name of Registrant as Specified in Its Charter)


                                  Colorado
               (State or Other Jurisdiction of Incorporation)


        2-17039                                   84-0467208
(Commission File Number)            (I.R.S. Employer Identification Number)


              850 East Anderson Lane, Austin, Texas 78752-1602
           (Address of Principal Executive Offices and Zip Code)


                               (512) 836-1010
            (Registrant's Telephone Number, Including Area Code)






Item 5.  Other Events

On April 12, 1996, The Westcap Corporation and its wholly owned subsidiary, Westcap Enterprises, Inc., Houston, Texas, separately filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court, Southern District of Texas, Houston Division. The Westcap Corporation is the successor by merger to Westcap Securities Investment, Inc., and Westcap Securities Management, Inc. Westcap Enterprises, Inc. is the successor by merger to Westcap Securities, L.P. The Westcap Corporation is a wholly owned subsidiary of National Western Life Insurance Company, Austin, Texas, the Registrant.

The Debtors' First Proposed Joint Plan of Reorganization filed in the Bankruptcy Court provides for the merger of Westcap Enterprises, Inc. into The Westcap Corporation, with the survivor to conduct business as a real estate investment trust under sections 856-58 of the Federal Tax Code. The Registrant has agreed to participate in the proposed plan of reorganization by the contribution of approximately $5,000,000 of cash and $5,000,000 of income producing real properties in exchange for a complete settlement and release of any claims by the Debtors against the Registrant and a continuing equity interest in the reorganized entity. The proposed reorganization plan is subject to approval by the Debtors' creditors and the bankruptcy court. A copy of the Debtors' First Proposed Joint Plan of Reorganization is attached hereto and referenced herein.

As previously reported in Registrant's Form 10-K for the fiscal year ended December 31, 1995, Registrant's investment in The Westcap Corporation was completely written off during 1995 as losses of the subsidiary were recognized on a consolidated basis until the subsidiary's equity was reduced to zero. Potential losses relating to the above-mentioned contributions will depend primarily on results of Debtors' litigation and claims that will be adjudicated in the bankruptcy proceedings and expenses related to such proceedings.

Item 7.  Financial Statements and Exhibits

(c)  Exhibits

Exhibit 2 - Debtors' First Proposed Joint Plan of Reorganization
            (filed on page 4 of this report)



                                 Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   National Western Life Insurance Company
                                             (Registrant)


Date:     April 18, 1996                By: /S/Ross R. Moody
                                            Ross R. Moody
                                            President and
                                            Chief Operating Officer